Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-205426) on Form S-3 and the Registration Statement (No. 333-226468) on Form S-8 of Mr. Cooper Group Inc., of our report dated March 29, 2019 relating to the financial statements of Pacific Union Financial, LLC, appearing in this Current Report on Form 8-K.

/s/ RSM US LLP

Dallas, Texas
April 19, 2019